PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 25, 1995

                                  $100,000,000

                                     FINOVA

                           Finova Capital Corporation

                          7 1/8 % Notes due May 1, 2002

                      Interest payable May 1 and November 1

                                 -------------


The Notes will not be redeemable at the option of the Company prior to maturity.
  The Notes will be represented by a single Global Security (as defined herein)
    registered in the name of The Depository Trust Company ("DTC"). Except as provided herein and in the accompanying Prospectus, Notes in definitive form will not be issued. See "Description of Notes" herein.

THESE  SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES  AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                UNDERWRITING
                          PRICE TO             DISCOUNTS AND         PROCEEDS TO
                          PUBLIC(1)             COMMISSIONS          COMPANY(2)
                        -------------           -----------         ------------

Per Note  .............     99.929%                  .50%               99.429%
Total .................  $99,929,000              $500,000           $99,429,000

(1) Plus accrued interest, if any, from date of issuance.
(2) Before deducting expenses payable by the Company estimated at $150,000.

    The Notes are offered by the Underwriter when, as and if issued by the Company, delivered to and accepted by the Underwriter and subject to its right to reject orders in whole or in part. It is expected that delivery of the Notes, in book-entry form, will be made through the facilities of DTC on or about May 2, 1997 against payment in immediately available funds.


                           CREDIT SUISSE FIRST BOSTON


                   Prospectus Supplement dated April 29, 1997

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                           FINOVA CAPITAL CORPORATION

    The following discussion relates to FINOVA Capital Corporation ("FINOVA" or the "Company"), a Delaware corporation, formerly known as Greyhound Financial Corporation, and its subsidiaries. The Company is the primary subsidiary of The FINOVA Group Inc. ("FINOVA Group"), a Delaware corporation, formerly GFC Financial Corporation, the common stock of which is listed on the New York Stock Exchange.

    FINOVA Group is the successor to the former financial services businesses of The Dial Corp ("Dial"). On March 18, 1992, Dial consummated the spin-off of FINOVA Group, including the Company, to its stockholders. The Company was incorporated under the laws of the State of Delaware in 1965 and is the successor to a California corporation which commenced operations in 1954. The principal executive offices of the Company are located at 1850 North Central Avenue, P.O. Box 2209, Phoenix, Arizona 85002-2209, and its telephone number is
(602) 207-4900.

General

    The Company is a financial services company engaged in providing collateralized financing and leasing products to commercial enterprises in focused market niches, principally in the United States. The Company has been engaged in collateralized lending and equipment leasing and financing for over 42 years.

    The Company extends revolving credit facilities, term loans and equipment and real estate financing to "middle-market" businesses with financing needs falling generally between $500,000 to $35 million. The Company also offers sales financing programs to manufacturers, distributors, vendors and franchisors which facilitate sales of their products to customers. The Company currently operates in 15 specific industry or market niches in which its expertise in evaluating the creditworthiness of prospective customers and its ability to provide value-added services enables it to differentiate itself from its competitors and to command product pricing which provides a satisfactory spread over the Company's borrowing costs.

    The Company seeks to maintain a high quality portfolio and to minimize nonearning assets and write-offs by using clearly defined underwriting criteria, stringent portfolio management techniques and by diversifying its lending activities geographically and among a range of industries, customers and loan products. Because of the diversity of the Company's portfolio, the Company believes it is better able to manage competitive changes in its markets and to withstand the impact of deteriorating economic conditions on a regional or national basis, although there can be no assurance that competitive changes, borrowers' performance or economic conditions will not result in an adverse impact on the Company's results of operations or financial condition.

    The Company generates interest income, other income and gains through charges assessed on outstanding loans, loan servicing, leasing and other fees and disposition of equipment upon termination of leases or in other circumstances. The Company's primary expenses are the costs of funding its loan and lease business (including interest paid on debt), provisions for possible credit losses, marketing expenses, salaries and employee benefits, servicing and other operating expenses and income taxes.

Lines of Business

FINOVA's activities currently include the following principal lines of business:

    o Commercial Equipment Finance offers equipment leases, loans and "turnkey" financing to the supermarket, manufacturing, packaging and general aviation industries. Typical transaction sizes are $500,000 to $15 million.

    o Commercial Finance offers collateral-oriented revolving credit facilities and term loans for manufacturers, distributors, wholesalers and service companies. Typical transaction sizes range from $500,000 to $3 million.

    o Commercial Real Estate Finance provides cash-flow based financing primarily for acquisitions and refinancings to experienced real estate developers and owner/occupants of income- producing properties in the United States. The Company concentrates on secured financing opportunities, generally between $5 million and $25 million, involving senior mortgage term loans on owner-occupied commercial real estate. The Company's portfolio of real estate leveraged leases is also managed as part of the commercial real estate portfolio.

    o Communications Finance specializes in radio and television financing. Other markets include cable television, print and outdoor media services in the United States. The Company extends secured loans to communications businesses requiring funds for recapitalizations, refinancings or acquisitions. Loan sizes generally are from $1 million to $40 million.

    o Corporate Finance provides financing, generally in the range of $2 million to $40 million, focusing on middle market businesses nationally, including distribution, wholesale, specialty retail, manufacturing and services industries. The group's lending is primarily in the form of revolving credit facilities and term loans secured by the assets of the borrower, with significant emphasis on the borrower's cash flow as the source of repayment of the secured loan.

    o Factoring Services provides full service factoring and accounts receivable management services for entrepreneurial and larger firms, operating primarily in the textile and apparel industries. The annual factored volume of these companies is generally between $5 million and $25 million.

    o Franchise Finance offers equipment, real estate and acquisition financing programs for operators of established franchise concepts. The equipment leased to the ultimate end-user is typically purchased by the Company from the equipment manufacturer, vendor or dealer selected by the end-user. Typical transaction sizes range from $500,000 to $15 million.

    o Healthcare Finance offers a full range of equipment and real estate financing and asset management services for the U.S. health care industry, targeting middle market health care providers in the United States. Transaction sizes typically range from $500,000 to $25 million.

    o Inventory Finance provides inventory financing, combined inventory/accounts receivable lines of credit and purchase order financing for equipment distributors, value-added resellers and dealers. Transaction sizes generally range from $500,000 to $30 million.

    o Portfolio   Services   provides   customized   receivable   servicing  and
      collections for timeshare developers and other generators of consumer receivables.

    o Public Finance provides primarily tax-exempt financing to state and local governments and non-profit corporations. Typical transaction sizes range from $100,000 to $5 million.

    o Rediscount Finance offers $1 million to $35 million revolving credit lines to regional consumer finance companies, which in turn extend credit to consumers. FINOVA's customers provide credit to consumers to finance home improvements, automobile purchases, insurance premiums and for a variety of other financial needs.

    o Resort Finance focuses on successful, experienced resort developers, primarily of timeshare resorts, second home resort communities, golf resorts and resort hotels. Extending funds through a variety of lending options, Resort Finance provides loans and lines of credit ranging from $5 million to $30 million for construction, acquisitions, receivables financing and purchases and other uses. Through FINOVA Portfolio Services, Inc., Resort Finance offers expanded convenience and service to its customers. Professional receivables collections and cash management give developers the ability of having loan-related administrative functions performed for them by FINOVA.

    o Transportation Finance/Capital Services structures secured financings for specialized areas of the transportation industry, principally involving domestic and foreign used aircraft, some new aircraft, as well as domestic short-line railroads including new and used rail equipment. Typical transactions range from $5 million to $30 million and involve financing up to 80% of the fair market value of used equipment and acting as equity participants in leveraged lease transactions. Traditionally focused on the domestic marketplace, FINOVA Transportation Finance has been active in international aircraft lending and leasing since 1992 through an office in London, England. Through its Capital Services activity, FINOVA also provides leveraged lease financing on transportation equipment.

    o FINOVA Investment Alliance provides or intends to provide equity and mezzanine debt financing for midsize businesses in partnership with institutional investors and selected fund sponsors. Typical transaction sizes range from $2 million to $15 million.

                        RATIO OF INCOME TO FIXED CHARGES

    The following table sets forth the Company's ratios of income to fixed charges ("ratio") for each of the past five years.


                             Year Ended December 31,
                    ----------------------------------------

                    1996     1995     1994     1993     1992
                    ----     ----     ----     ----     ----
                    1.50     1.44     1.58     1.50     1.37
                    ====     ====     ====     ====     ====


    Variations in interest rates generally do not have a substantial impact on the ratio because the fixed-rate and floating-rate assets are generally matched with liabilities of similar rate and term.

    Income available for fixed charges, for purposes of the computation of the ratio of income to fixed charges, consists of the sum of income from continuing operations before income taxes and fixed charges. Fixed charges include interest and related debt expense and a portion of rental expense determined to be representative of interest.

                                 USE OF PROCEEDS

    The net proceeds from the sale of the Notes will be used for general corporate purposes, including to reduce the Company's outstanding commercial paper.

                              DESCRIPTION OF NOTES

    The information herein concerning the Notes should be read in conjunction with the statements under "Description of Securities" in the accompanying Prospectus, to which reference is hereby made. The Notes are to be issued as a separate series of Securities under an Indenture dated as of October 1, 1995 (the "Indenture"), between the Company and The Bank of New York, as Trustee. A copy of the Indenture has been filed as an exhibit to the Registration Statement of which the accompanying Prospectus is a part.

General

    The Notes will be limited to $100,000,000 aggregate principal amount and will mature on May 1, 2002. The Notes will bear interest from the date of issuance at the rate shown on the front cover of this Prospectus Supplement, payable semi-annually on May 1 and November 1 in each year, commencing on November 1, 1997, to holders of record on the preceding April 15 and October 15, respectively. Interest will be calculated on the basis of a 360-day year of twelve 30-day months. The Notes will not be redeemable at the option of the Company prior to maturity and will not be subject to any sinking fund.

Global Notes, Delivery and Form

    The Notes will be represented by one global security (the "Global Security") and will be deposited with, or on behalf of, The Depository Trust Company, in its capacity as depositary (the "Depositary"). Except as set forth below, the Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary to a successor of the Depositary or a nominee of such successor.

    So long as the Depositary or its nominee is the registered owner of the Global Security, the Depositary or its nominee, as the case may be, will be the sole Holder of the Notes represented thereby, and the Trustee and the Company are only required to treat the Depositary or its nominee as the legal owner of the Notes, for all purposes under the Indenture. Except as otherwise provided in this section, the Beneficial Owners (as defined below) of the Global Security representing the Notes will not be entitled to receive physical delivery of certificated Notes and will not be considered the Holders thereof for any purpose under the Indenture, and no Global Security representing the Notes shall be exchangeable or transferrable. Accordingly, each person owning a beneficial interest in the Global Security must rely on the procedures of the Depositary and, if such person is not a Participant (as defined below), on the procedures of the Participant through which such person owns its interest to exercise any rights of a Holder under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Security representing the Notes.

    The following is based on information furnished by the Depositary:

        The Depositary will act as securities depository for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One fully registered Global Security will be issued for the Notes, in the aggregate principal amount of the Notes and will be deposited with the Depositary.

        The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Participants") deposit with the
    Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

    The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

        Purchases of Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Notes on the Depositary's records. The ownership interest of each actual purchaser of each Note represented by the Global Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Security representing the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of the Global Security representing the Notes will not receive certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for the Notes is discontinued.

        To facilitate subsequent transfers, the Global Security representing the Notes which is deposited with the Depositary is registered in the name of the Depositary's partnership nominee, Cede & Co. The deposit of the Global Security with the Depositary and its registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Security representing the Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Security representing the Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

        Principal and interest payments on the Global Security representing the Notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to the Depositary is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

    If the Depositary is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed within 90 days, the Company will issue certificated Notes in exchange for the Notes represented by the Global Security. In addition, the Company may at any time and in its sole discretion determine to discontinue use of the Global Security and, in such event, will issue definitive

Notes in exchange for the Notes represented by the Global Security. Notes so issued will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an Underwriting Agreement dated April 29, 1997 (the "Underwriting Agreement"), Credit Suisse First Boston Corporation (the "Underwriter") has agreed to purchase from the Company all of the Notes. The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent and that the Underwriter will be obligated to purchase all the Notes if any are purchased.

    The Company had been advised by the Underwriter that it proposes to offer the Notes to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession of .3% of the principal amount per Note, and the Underwriter and such dealers may allow a discount of .25% of such principal amount per Note on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Underwriter.

    The Notes are a new issue of securities with no established trading market. The Underwriter has advised the Company that it intends to act as a market maker for the Notes. However, the Underwriter is not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

    The Company has agreed to indemnify the Underwriter against certain liabilities, including civil liabilities under the Securities Act of 1933, or to contribute to payments which the Underwriter may be required to make in respect thereof.

    The Underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over- allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Penalty bids permit the Underwriter to reclaim a selling concession from a dealer when the Notes originally sold by such dealer are purchased in a covering transaction to cover short positions. Such stabilizing transactions, short covering transactions and penalty bids may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

    The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and whch may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

Representations of Purchasers

    Each purchaser of Notes in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser had reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

    A purchaser of Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

    Canadian purchasers of Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in the particular circumstances and with respect to the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

PROSPECTUS
----------

                                     FINOVA

                           FINOVA CAPITAL CORPORATION

                             SENIOR DEBT SECURITIES

     FINOVA Capital Corporation (formerly Greyhound Financial Corporation, herein "FINOVA" or the "Company") may offer from time to time up to $1.5 billion aggregate principal amount of its senior debt securities ("Securities") on terms to be determined at the time of sale. The Securities may be issued in one or more series with the same or various maturities at or above par or with an original issue discount and may be issued in fully registered form or in the form of one or more global securities (each a "Global Security"). The specific designation, the aggregate principal amount, the maturity, the purchase price, the rate (which may be fixed or variable) and time of payment of any interest, any sinking fund, any terms of redemption at the option of the Company or the holder, and other specific terms of the Securities in respect of which this Prospectus is being delivered ("Offered Securities") are set forth in an accompanying prospectus supplement ("Prospectus Supplement"), together with the terms of offering of the Offered Securities.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

                            ------------------------

    The Offered Securities may be offered through underwriters, agents or dealers. If underwriters are used, it is expected that the managing underwriters will include CS First Boston Corporation, Goldman, Sachs & Co., Lehman Brothers, Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated. If an underwriter, agent or dealer is involved in the offering of any Offered Securities, the underwriter's discount, agent's commission or dealer's purchase price will be set forth in, or may be calculated from, the Prospectus Supplement, and the net proceeds to the Company from such offering will be the public offering price of the Offered Securities less such discount in the case of an underwriter, the purchase price of the Offered Securities less such commission in the case of an agent or the purchase price of the Offered Securities in the case of a dealer, and less, in each case, the other expenses of the Company associated with the issuance and distribution of the Offered Securities. See "Plan of Distribution."

                The date of this Prospectus is October 25, 1995.

    IN CONNECTION WITH AN OFFERING, THE UNDERWRITERS FOR SUCH OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE OFFERED SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

                              AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at Room 1024 at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the Commission at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048 or via the Internet at http://www.sec.gov, and copies can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at the prescribed rates. Reports and other information concerning the Company can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Incorporated herein by reference are the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1995 and June 30, 1995 and Current Reports on Form 8-K dated April 19, 1995, June 9, 1995, July 19, 1995, September 22, 1995 and October 18, 1995 filed pursuant to Section 13 of the Exchange Act with the Commission.

    All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge upon written or oral request by any person to whom this Prospectus is delivered a copy of any or all of the documents described above which have been incorporated by reference in this Prospectus, other than exhibits to such documents. Such request should be directed to Robert J. Fitzsimmons, Senior Vice President-Treasurer, FINOVA Capital Corporation, 1850 N. Central Avenue, P.O. Box 2209, Phoenix, Arizona 85002-2209, telephone number (602) 207-4900.

                           FINOVA CAPITAL CORPORATION

    The following discussion relates to FINOVA Capital Corporation ("FINOVA" or the "Company"), a Delaware corporation, formerly known as Greyhound Financial Corporation, and its subsidiaries. The Company is the primary subsidiary of The FINOVA Group Inc. ("FINOVA Group"), a Delaware corporation, formerly GFC Financial Corporation, the common stock of which is listed on the New York Stock Exchange. Recognizing the substantial increase in the Company's and FINOVA Group's size and scope of operations, and the use of several names in their operations, the Company and FINOVA Group effected their name changes on February 1, 1995.

    FINOVA Group is the successor to the former financial services businesses of The Dial Corp ("Dial"). On March 18, 1992, Dial consummated the spin-off of FINOVA Group, including the Company, to its stockholders. The Company was incorporated under the laws of the State of Delaware in 1965 and is the successor to a California corporation which commenced operations in 1954. The principal executive offices of the Company are located at 1850 North Central Avenue, P.O. Box 2209, Phoenix, Arizona 85002-2209, and its telephone number is
(602) 207-4900.

    The Company engages in the business of providing collateralized financing and leasing products in focused market niches primarily in the United States. The Company extends revolving credit facilities, term loans and equipment and real estate financing to "middle-market" businesses with financing needs falling generally between $500,000 to $35 million. The Company also offers sales financing programs to manufactures, distributors, vendors and franchisors which facilitates the sale of their products to customers. The Company currently operates in 14 specific industry or market niches in which its expertise in evaluating the creditworthiness of prospective customers and its ability to provide value-added services enables the Company to differentiate itself from its competitors and to command loan pricing which provides a satisfactory spread over the Company's borrowing costs.

    The Company seeks to maintain a high quality portfolio and to minimize nonearning assets and write-offs by using clearly defined underwriting criteria, stringent portfolio management techniques and by diversifying its lending activities geographically and among a range of industries, customers and loan products. Because of the diversity of the Company's portfolio, the Company believes it is better able to manage competitive changes in its markets and to withstand the impact of deteriorating economic conditions on a regional or national basis, although there can be no assurance that competitive changes or economic conditions will not result in an adverse impact on the Company's results of operations or financial condition.

    The Company generates interest and other income through charges assessed on outstanding loans, loan servicing, leasing and other fees. The Company's primary expenses are the costs of funding its loan and lease business (including interest paid on debt), provisions for possible credit losses, marketing expenses, salaries and employee benefits, servicing and other operating expenses and income taxes.

                        RATIO OF INCOME TO FIXED CHARGES

    The following table sets forth the Company's ratios of income to fixed charges ("ratio") for each of the past five years.


        Six Months Ended               Year Ended December 31,
        ----------------               -----------------------
          June 30, 1995      1994     1993     1992     1991     1990
          -------------      ----     ----     ----     ----     ----
               1.43          1.55     1.50     1.37      --      1.23


    Variations in interest rates generally do not have a substantial impact on the ratio because the fixed-rate and floating-rate assets are generally matched with liabilities of similar rate and term.

    Income available for fixed charges, for purposes of the computation of the ratio of income to fixed charges, consists of the sum of income before income taxes and fixed charges. Fixed charges include interest and related debt expense and a portion of rental expense determined to be representative of interest.

    For the year ended December 31, 1991, earnings were inadequate to cover fixed charges by $37,014,000. This inadequacy was due to certain restructuring and other charges of $65,000,000 and transaction costs of $13,000,000 recorded in the fourth quarter of 1991 in connection with the transfer by The Dial Corp to FINOVA Group of its financial services and insurance businesses, including the Company.

                                 USE OF PROCEEDS

    Unless otherwise indicated in a Prospectus Supplement with respect to the proceeds from the sale of the particular Offered Securities to which such Prospectus Supplement relates, the net proceeds to be received by the Company from the sale of the Securities will be added to the Company's general funds and are intended to be used for general corporate purposes, which may include without limitation, the reduction of short-term debt or the refinancing of long-term debt.

                            DESCRIPTION OF SECURITIES

    The Securities will be issued under an Indenture, dated as of October 1, 1995, as supplemented and amended from time to time (hereinafter called the "Indenture"), between the Company and First Interstate Bank of Arizona, N.A., as Trustee (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement. The following statements do not purport to be complete and are subject to the detailed provisions of the Indenture, to which reference is hereby made, including the definition of certain terms used herein without definition.

General

    The Securities offered by this Prospectus will be limited to $1,500,000,000 aggregate principal amount. The Indenture does not limit the aggregate principal amount of Securities which may be offered thereunder and provides that Securities may be issued in one or more series, in each case as authorized from time to time by the Company. The Securities will be unsecured general obligations of the Company and will not be subordinated to any other general indebtedness of the Company. Reference is made to the Prospectus Supplement together with any pricing supplement thereto relating to the Offered Securities for the following terms thereof:

        (1) the title of the Offered Securities;

        (2) any limit upon the aggregate principal amount of the Offered Securities;

        (3) the date or dates on which the principal of the Offered Securities shall be payable;

        (4) the rate or rates (which may be fixed or variable) at which the Offered Securities shall bear interest, or the method by which such rate or rates shall be determined;

        (5) the date or dates from which such interest shall accrue, or the method by which such date or dates shall be determined, the dates on which such interest shall be payable and any record dates therefor;

        (6) the place or places where the principal of, premium, if any, and interest on the Offered Securities shall be payable;

        (7) the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Securities may be redeemed, in whole or in part, at the option of the Company;

        (8) the obligation, if any, of the Company to redeem, purchase or repay the Offered Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Securities shall be redeemed, purchased or repaid pursuant to such obligation;

        (9) if other than the principal amount thereof, the percentage of the principal amount of the Offered Securities payable upon declaration of acceleration of the maturity of the Offered Securities;

        (10) whether the Offered Securities are to be issued in whole or in part in global form ("Global Securities") and, if so, the identity of the Depositary for such Global Securities, and the terms and conditions, if any, upon which interests in such Global Securities may be exchanged, in whole or in part, for the individual Securities represented thereby;

        (11) any deletions from, modifications of, or additions to the events of default or covenants of the Company with respect to any of the Offered Securities; and

        (12) any other terms of the Offered Securities none of which shall be inconsistent with the provisions of the Indenture (Section 2.02).

    The Company may authorize the issuance and provide for the terms of a series of Securities pursuant to a resolution of its Board of Directors or any duly authorized committee thereof or pursuant to a supplemental indenture.

    The Securities may be issued in registered form. Securities of a series may be issued in whole or in part in the form of one or more Global Securities, as described below under "Global Securities." Unless the Prospectus Supplement relating thereto specifies otherwise, Securities will be issued only in denominations of $1,000 or any integral multiple thereof (Section 2.01). One or more Global Securities will be issued in a denomination or denominations equal to the aggregate principal amount of Outstanding Securities of the series to be represented by such Global Security or Securities (Section 3.01).

    Securities (other than a Global Security) may be presented for exchange and registration of transfer (with the form of transfer endorsed thereon duly executed) at the office of the Company designated for such purpose or at the office of any transfer agent or at the office of any Security Registrar, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Securities (other than a Global Security) may initially be presented for registration of transfer or exchange at the Company's principal business office, 1850 N. Central Avenue, P.O. Box 2209, Phoenix, Arizona 85002-2209 and at the office or agency of the Company to be established in The City of New York. Securities (other than a Global Security) in the several denominations will be interchangeable without service charge, but the Company may require payment to cover taxes or other governmental charges. The Trustee has appointed First Interstate Bank of California, N.A. to initially act as authenticating agent under the Indenture (Sections 1.02, 2.05 and 5.02).

Payment and Paying Agents

    Payment of principal of and premium, if any, on Securities (other than a Global Security) will be made against surrender of such Securities at the office or agency of the Company to be established in The City of New York. Payment of any installment of interest on Securities will be made to the person in whose name such Security is registered at the close of business on the record date for such interest. Unless otherwise indicated in the Prospectus Supplement, payments of such interest with respect to the Securities (other than with respect to a Global Security) will be made at the office or agency of the Company to be established in The City of New York, or, at the option of the Company, by check mailed by first class mail to registered holders of a Security at such holder's registered address or by wire transfer to an eligible account maintained by such registered holder (Sections 2.01 and 5.02).

    All moneys paid by the Company to a paying agent for the payment of principal of or premium, if any, or interest on any Security that remain unclaimed at the end of three years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the holder of such Security entitled to receive such payment will thereafter look only to the Company for payment therefor (Section 11.03).

Global Securities

    The Securities of a series may be issued in whole or in part in global form. A Security in global form will be deposited with, or on behalf of, a Depositary, which will be identified in an applicable Prospectus Supplement. A Global Security may be issued in either registered or bearer form and in either temporary or permanent form. A Security in global form may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor (Section 2.05).

    If a Depositary for Securities of a series is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue Securities of such series in definitive form in exchange for the Global Security or Securities representing Securities of such series. In addition, the Company may at any time and in its sole discretion determine not to have any Securities of a series represented by one or more Global Securities and, in such event, will issue Securities of such series in definitive form in exchange for the Global Security or Securities representing Securities. Further, if the Company so specifies with respect to the Securities of a series, each Person specified by the Depositary of the Global Security representing Securities of such series may, on terms acceptable to the Company and the Depositary for such Global Security, receive Securities of such series in definitive form. In any such instance, each Person so specified by the Depositary of the Global Security will be entitled to physical delivery in definitive form of Securities of the series represented by such Global Security equal in principal amount to such Person's beneficial interest in the Global Security (Section 2.05).

    If any Securities of a series are issuable in global form, the applicable Prospectus Supplement will describe the additional circumstances, if any, under which beneficial owners of interests in any such Global Security may exchange such interests for definitive Securities of such series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of, premium and interest, if any, on any such Global Security and the material terms of the depositary arrangement with respect to any such Global Security.

Certain Definitions

    The following terms are defined substantially as follows in Section 1.02 of the Indenture and are used herein as so defined. For the purposes of the following terms, all items shall be determined in accordance with generally accepted accounting principles, unless otherwise indicated.

    "Consolidated Net Tangible Assets" means the total of all assets reflected on the most recent quarterly or annual consolidated balance sheet of the Company and its consolidated Subsidiaries, at their net book values (after deducting related depreciation, depletion, amortization and all other valuation reserves which, in accordance with generally accepted accounting principles, should be set aside in connection with the business conducted), but excluding goodwill, unamortized debt discount and all other like intangible assets, less the aggregate of the current liabilities of the Company and its consolidated Subsidiaries reflected on such balance sheet. For purposes of this definition, "current liabilities" include all indebtedness for money borrowed, incurred, issued, assumed or guaranteed by the Company and its consolidated Subsidiaries, and other payables and accruals, in each case payable on demand or due within one year of the date of determination of Consolidated Net Tangible Assets, but shall exclude any portion of long-term debt maturing within one year of the date of such determination, all as reflected on such consolidated balance sheet of the Company and its consolidated Subsidiaries.

    "Lien" means any lien, charge, security interest, right of another under any conditional sale or other title retention agreement or any other encumbrance affecting title to property, including any lease under a sale and leaseback arrangement.

    "Subsidiary" means any corporation a majority of the Voting Stock of which is owned, directly or indirectly, by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries. "Restricted Subsidiary" is any Subsidiary a majority of the Voting Stock of which is owned, directly, by the Company or by one or more Restricted Subsidiaries or by the Company and one or more Restricted Subsidiaries and which is designated as such by resolution of the Board of Directors of the Company. "Unrestricted Subsidiary" means any Subsidiary other than a Restricted Subsidiary.

    "Voting Stock" means stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the members of the board of directors (or any governing body) of such corporation, other than stock having such power only by reason of the happening of a contingency.

Limitation on Liens

    The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create, assume, incur or suffer to be created, assumed or incurred or to exist any Lien upon any of the properties of any character of the Company or any Restricted Subsidiary without making effective provision for securing the Securities equally and ratably with any other obligation or indebtedness so secured, other than: (i) leases of property in the ordinary course of business or in the event that such property is not needed in the operation of the business; (ii) Liens securing indebtedness incurred to finance the acquisition of the property subject to the Lien, and in respect of which the creditor has no recourse against the Company or any Restricted Subsidiary except recourse to such property, or to the proceeds of any sale or lease of such property or both; (iii) deposits with or security given to a governmental agency as a condition to the transaction of business or the exercise of a privilege, or made to enable the Company or a Restricted Subsidiary to maintain self-insurance or participate in any fund in connection with worker's compensation, unemployment insurance, old age pensions, or other social security, or as collateral in connection with any bond on appeal by the Company or any Restricted Subsidiary from any judgment or in connection with any other judicial proceedings by or against the Company or any Restricted Subsidiary; (iv) Liens for taxes or assessments which are not yet due or are payable without penalty or are being contested in good faith and against which reserves deemed adequate by the Company or a Restricted Subsidiary have been established, provided that foreclosure or similar proceedings have not been commenced; (v) Liens of any judgment, if such judgment shall not have remained undischarged, or unstayed on appeal or otherwise, for more than six months; (vi) undetermined Liens or charges incident to construction, mechanics' and other like Liens arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested by the Company or any Restricted Subsidiary in good faith, or deposits to obtain the release of such Liens; (vii) immaterial encumbrances consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor defects and irregularities in the title thereto; (viii) other immaterial (in the aggregate) Liens incidental to the conduct of the Company's or any Restricted Subsidiary's business or the ownership of its property other than for indebtedness; (ix) banker's liens and rights of offset in the holders of indebtedness such as commercial paper in the ordinary course of business; (x) leasehold or purchase rights, exercisable for a fair consideration, in favor of any Person which arise in transactions entered into in the ordinary course of business; (xi) Liens on property or shares of stock of a corporation at the time the corporation becomes a Restricted Subsidiary or merges into or consolidates with the Company or a Restricted
Subsidiary provided any such Lien is not incurred in anticipation of such corporation becoming a Restricted Subsidiary or the related merger or consolidation; (xii) Liens on property at the time the Company or a Restricted Subsidiary acquires the property; (xiii) Liens in an amount not to exceed in the aggregate $25,000,000, excluding Liens covered by clauses (i) through (xii) above; and (xiv) Liens securing the indebtedness of the Company or a Restricted Subsidiary and the sum of the following does not exceed 10% of Consolidated Net Tangible Assets: (a) such indebtedness plus (b) other indebtedness of the Company and its Restricted Subsidiaries secured by Liens on property of the Company and its Restricted Subsidiaries, excluding indebtedness secured by a Lien existing as of the date specified in the Indenture and excluding indebtedness secured by a Lien permitted by one of clauses (i) through (xiii) above. (Section 5.04).

Consolidation, Merger, and Sale of Assets

    The Indenture provides that the Company will not consolidate with, sell or lease all or substantially all its assets to, or merge with or into any other corporation, or purchase all or substantially all the assets of another corporation, unless (i) the Company shall be the continuing corporation, or the successor, transferee or lessee corporation is organized under the laws of the United States of America or any state thereof and assumes the Company's obligations under the Securities and the Indenture and (ii) immediately after giving effect to such transaction, no default will have occurred and be continuing. A purchase by a Subsidiary of all or substantially all of the assets of another corporation shall not be deemed to be a purchase of such assets by the Company

(Section 5.06). Notwithstanding the foregoing, if, upon any such consolidation or merger of the Company with or into any other corporation, or upon any conveyance of the property of the Company as an entirety or substantially as an entirety to any other corporation, any properties of any character owned by the Company immediately prior thereto would thereupon become subject to any Lien, simultaneously with such consolidation, merger or conveyance, effective provision will be made to secure the Securities outstanding equally and ratably with the debt secured by such Lien (Section 14.01).

Modification of the Indenture

    The Indenture contains provisions permitting the Company and the Trustee, without the consent of the holders of the Securities, to, among other things, establish the form and terms of any series of the Securities issuable thereunder by one or more supplemental indentures, and, with the consent of the holders of not less than 66 2/3% in the aggregate principal amount of the Securities then outstanding which are affected thereby, to modify and alter the terms of the Indenture or any supplemental indenture or the rights of the holders of the Securities of any series to be affected, except that no such modification or alteration may be made which will (i) extend the fixed maturity of any Securities, or reduce the rate or extend the time of payment of interest thereon, or reduce the amount of the principal thereof, or reduce any premium payable upon the redemption thereof, or make the principal thereof or interest or premium thereon payable in any coin or currency other than that provided in the Securities, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof, without the consent of the holder of each Indenture Security so affected, or (ii) reduce the percentage of Securities of any series, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all the Securities then outstanding, or (iii) modify, without the written consent of the Trustee, the rights, duties or immunities of the Trustee (Sections 13.01 and 13.02).

Defaults

    The Indenture provides that events of default with respect to any series of Securities will be (i) default for 30 days in payment of interest upon any Indenture Security of such series; (ii) default in payment of principal (other than on sinking fund redemption) or premium, if any, on any Indenture Security of such series; (iii) default for 30 days in payment of any sinking fund instalment when due by the terms of the Securities of such series; (iv) default, for 90 days after written notice to the Company by the Trustee or the holders of at least 25% in aggregate principal amount of the Securities of such series then outstanding, in performance of any other covenant in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Securities other than such series); (v) default under another instrument or in respect of another series of Securities resulting in acceleration of maturity of indebtedness of the Company in an amount exceeding $15,000,000 if such acceleration is not rescinded or annulled, or such indebtedness shall not have been discharged, within 10 days after written notice by the Trustee or the holders of at least 10% in principal amount of the Securities of such series;
(vi) certain events in bankruptcy or insolvency; and (vii) the incurrence of any other event of default with respect to Securities of such series (Section 6.01). If an event of default with respect to Securities of any series should occur and be continuing, either the Trustee or the holders of 25% of the principal amount of outstanding Securities of such series may declare each Indenture Security of that series due and payable (Section 6.02). The Company will be required to file annually with the Trustee a statement of an officer as to the fulfillment by the Company of its obligations under the Indenture during the preceding year (Section 5.07).

    Holders of a majority in principal amount of the outstanding Securities of any series will be entitled to control certain actions of the Trustee under the Indenture and to waive past defaults with respect to such series (Sections 6.02 and 6.06). Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will not be under any obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any of the holders of Securities, unless one or more of such holders of Securities shall have offered to the Trustee reasonable indemnity (Section 10.01).

    If an event of default occurs and is continuing with respect to a series of Securities, any sums held or received by the Trustee under the Indenture may be applied to reimburse the Trustee for its reasonable compensation and expenses incurred prior to any payments to holders of Securities of such series (Section 6.05).

    The right of any holder of Securities of any series to institute action for any remedy is subject to certain conditions precedent, including a request to the Trustee by the holders of not less than 25% in principal amount of the Securities of that series outstanding to take action, and an offer to the Trustee of reasonable indemnity against liabilities incurred by it in so doing (Section 6.07).

Defeasance

    The Indenture provides that if, any time after the date of the Indenture, the Company shall deposit with the Trustee, in trust for the benefit of the holders thereof, (i) funds sufficient to pay, or (ii) such amount of direct obligations of the United States of America as will or will together with the income thereon without consideration of any reinvestment thereof be sufficient to pay, all sums due for principal of, premium, if any, and interest on the Securities of a particular series, as they shall become due from time to time, and certain other conditions are met, the Trustee shall cancel and satisfy the Indenture with respect to such series to the extent provided therein. Such defeasance is conditioned upon the Company's delivery of an opinion of counsel that the holders of the Securities of such series will have no federal income tax consequences as a result of such deposit (Section 11.02).

Concerning the Trustee

    The Trustee is one of the banks participating in certain revolving credit agreements with the Company. In addition, the Trustee performs banking and financial services for the Company in the ordinary course of business.

                              PLAN OF DISTRIBUTION

    The Company may offer the Securities directly or through underwriters, dealers or agents.

    If underwriters are used in the offering of Offered Securities, the names of the managing underwriter or underwriters (expected to be or include CS First Boston Corporation, Goldman, Sachs & Co., Lehman Brothers, Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated) and any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement relating to such offering. Firms not so named will have no direct or indirect participation in the underwriting of such Offered Securities, although such a firm may participate in the distribution of such Offered Securities under circumstances entitling it to a dealer's allowance or agent's commission. It is anticipated that any underwriting agreement pertaining to any Offered Securities will (1) entitle the underwriters to indemnification by the Company against certain civil liabilities under the Securities Act of 1933, as amended ("Securities Act"), (2) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (3) provide that the underwriters generally will be obligated to purchase all such Offered Securities if any are purchased.

    The Company also may sell Offered Securities to a dealer, as principal. In such event, the dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

    Offered Securities also may be offered through agents designated by the Company from time to time. Any such agent will be named and the terms of any such agency will be set forth, in the Prospectus Supplement or Pricing Supplement relating thereto. Unless otherwise indicated in such Prospectus Supplement or Pricing Supplement, any such agent will act on a best efforts basis for the period of its appointment.

    Dealers and agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Offered Securities described therein and, under agreements which may be entered into with the Company, may be entitled to indemnification by the Company against certain civil liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

    If so indicated in a Prospectus Supplement, the Company will authorize underwriters or other agents of the Company to solicit offers by certain institutions to purchase the Offered Securities from the Company pursuant to contracts providing for payment and delivery at a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (1) the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (2) if the Offered Securities are also being sold to underwriters, the Company shall have sold to such underwriters the Offered Securities not subject to delayed delivery.

    The anticipated date of delivery of Offered Securities will be set forth in the Prospectus Supplement relating to the Offering of such Securities.

                                  LEGAL MATTERS

    The legality of the Securities being offered hereby will be passed upon for the Company by William J. Hallinan, Esq., Senior Vice President -- General Counsel of the Company. Brown & Wood will act as counsel for any underwriters or agents.

                                     EXPERTS

    The consolidated financial statements of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

-------------------------------------      -------------------------------------

NO  DEALER,   SALESPERSON   OR  OTHER
PERSON  HAS BEEN  AUTHORIZED  TO GIVE
ANY   INFORMATION   OR  TO  MAKE  ANY
REPRESENTATION  NOT CONTAINED IN THIS
PROSPECTUS    SUPPLEMENT    OR    THE
PROSPECTUS,  AND,  IF  GIVEN OR MADE,
SUCH  INFORMATION  OR  REPRESENTATION                     FINOVA
MUST  NOT BE  RELIED  UPON AS  HAVING                   $100,000,000
BEEN  AUTHORIZED BY THE COMPANY OR BY
THE   UNDERWRITER.   THIS  PROSPECTUS                      FINOVA
SUPPLEMENT  AND THE PROSPECTUS DO NOT                     CAPITAL
CONSTITUTE  AN  OFFER  TO  SELL  OR A                   CORPORATION
SOLICITATION  OF AN  OFFER TO BUY ANY
OF THE SECURITIES  OFFERRED HEREBY IN
ANY  JURISDICTION  TO ANY  PERSON  TO                  7 1/8 % Notes
WHOM  IT IS  UNLAWFUL  TO  MAKE  SUCH                 due May 1, 2002
OFFER IN SUCH  JURISDICTION.  NEITHER
THE   DELIVERY  OF  THIS   PROSPECTUS
SUPPLEMENT OR THE  PROSPECTUS NOR ANY
SALE MADE HEREUNDER SHALL,  UNDER ANY
CIRCUMSTANCES, CREATE ANY IMPLICATION
THAT  THE   INFORMATION   HEREIN   IS
CORRECT AS OF ANY TIME  SUBSEQUENT TO
THE DATE  HEREOF  OR THAT  THERE  HAS
BEEN NO CHANGE IN THE  AFFAIRS OF THE
COMPANY  SINCE  SUCH  DATE.  TABLE OF
CONTENTS

           --------------

          TABLE OF CONTENTS

                                           PAGE
                                           ----
            PROSPECTUS SUPPLEMENT                                    PROSPECTUS SUPPLEMENT
FINOVA Capital Corporation ...............  S-2
Ratio of Income to Fixed Charges  ........  S-4
Use of Proceeds ..........................  S-4
Description of Notes .....................  S-5
Underwriting .............................  S-7
Notice to Canadian Residents .............  S-8

                 PROSPECTUS
Available Information ....................    2                        CREDIT | FIRST
Incorporation of Certain Documents by                                  SUISSE | BOSTON
 Reference ...............................    2
FINOVA Capital Corporation ...............    3
Ratio of Income to Fixed Charges  ........    3
Use of Proceeds ..........................    4
Description of Securities ................    4
Plan of Distribution .....................    9
Legal Matters ............................   10
Experts ..................................   10


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